EXHIBIT 4(F)


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                    CREDIT WRAPPED MTN DEED POLL

DATE:               11 September 2000

PARTIES:            TXU AUSTRALIA HOLDINGS (PARTNERSHIP) LIMITED
                    PARTNERSHIP (ABN 40 315 470 807) a limited partnership formed and registered under the Partnership Act 1958 of Victoria ("ISSUER"), the general partner of which is: TXU AUSTRALIA HOLDINGS (AGP) PTY LTD (ABN 16 086 014 931) having an office at Level 17, 452 Flinders Street, Melbourne, Victoria; and the limited partners of which are: TXU AUSTRALIA (LP) NO. 1 LIMITED (ARBN 086 406 733), a company incorporated under the laws of England and Wales and having its registered office at Kempson House, Camomile Street, London EC3A 7AN; and TXU AUSTRALIA (LP) NO. 2 LIMITED (ARBN 086 406 724), a company incorporated under the laws of England and Wales and having its registered office at Kempson House, Camomile Street, London EC3A 7AN

IN FAVOUR OF:       Each person who is from time to time an MTN Holder (as
                    defined below).

RECITALS:

          A. The Issuer proposes to issue MTNs from time to time. The MTNs are expected to have the benefit of a Financial Guarantee to be provided by the Financial Guarantor.

          B. The MTNs will be issued in registered form by inscription in the MTN Register.

OPERATIVE PROVISIONS:

1    INTERPRETATION
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DEFINITIONS

     1.1 The following words have these meanings in this deed unless the contrary intention appears and capitalised terms which are not defined in this clause 1 have the meaning given to them in the MTN Terms and Conditions.

          INFORMATION MEMORANDUM means, in relation to the MTNs, the then latest information memoranda (and any supplement to them) prepared on behalf of, and approved in writing by, the Issuer in connection with the Programme or any issue of MTNs, all documents incorporated by reference in any of them and such other information approved in writing by the Issuer from time to time.


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          MTN TERMS AND CONDITIONS means, in relation to MTNs, the terms and conditions applicable to such MTNs set out in schedule 1.

PARTNERSHIP

     1.2  The liability of TXU Australia (LP) No. 1 Limited and TXU Australia
          (LP) No. 2 Limited to contribute to the debts or obligations of the Partnership is, subject to the Partnership Act 1958 of Victoria, limited to the amount shown in relation to it in the Register (as defined in the Partnership Act 1958 (Victoria)) as to the extent to which it is liable to contribute. Nothing in this deed or the other Transaction Documents imposes any liability on TXU Australia (LP) No. 1 Limited and TXU Australia (LP) No. 2 Limited in excess of the limit referred to in this clause 1.2 provided that this limitation does not affect any amount owing or any other obligation under any Transaction Document.

2    THE MTNS
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CREATION OF MTNS

     2.1 The obligations of the Issuer under the MTNs are constituted by, and specified in, this deed.

UNDERTAKING TO PAY

     2.2 The Issuer undertakes with each MTN Holder to pay, in respect of each MTN held by the MTN Holder, the Outstanding Principal Amount, any interest and any other moneys payable on the MTN in accordance with the MTN Terms and Conditions and otherwise to comply with the MTN Terms and Conditions.

APPOINTMENT OF REGISTRAR

     2.3 The Issuer agrees to appoint a Registrar as registrar for each Series of MTNs and to procure that such Registrar establishes and maintains a principal MTN Register for such MTNs in New South Wales or such other place as the Issuer and the relevant Registrar may agree.

DESCRIPTION OF THE MTNS

     2.4 For the purposes of section 260GH of the Corporations Law, MTNs issued under this deed are "unsecured notes".

3    RIGHTS AND OBLIGATIONS OF MTN HOLDERS
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BENEFIT AND ENTITLEMENT

     3.1 This deed is executed as a deed poll. Accordingly, each MTN Holder and the Financial Guarantor has the benefit of, and is entitled to enforce, this deed even though it is not a party to, or is not in existence at the time of execution and delivery of, this deed.

RIGHTS INDEPENDENT

     3.2 Each MTN Holder and the Financial Guarantor may enforce its rights under this deed independently from the Registrar and each other MTN Holder.

MTN HOLDERS BOUND

     3.3 Each MTN Holder and any person claiming through or under an MTN Holder is bound by this deed. The MTNs will be issued subject to and on the basis that each MTN Holder is deemed to have notice of, and be bound by, all the provisions of this deed, the Information Memorandum, the


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          MTN Terms and Conditions, the Guarantee, the Financial Guarantee, the
          Guarantee Trustee Deed Poll and the relevant Pricing Supplement.

DIRECTIONS TO HOLD CREDIT WRAPPED MTN DEED POLL

     3.4 Each MTN Holder is taken to have irrevocably instructed the Issuer that this deed is to be delivered to and held by the Registrar and appointed and authorised the Custodian to hold this deed in New South Wales on its behalf.

4    GOVERNING LAW
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          This deed is governed by the law in force in New South Wales.

EXECUTED as a deed poll in New South Wales.


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SCHEDULE 1     TERMS AND CONDITIONS OF THE CREDIT WRAPPED MTNS
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The following are the MTN Terms and Conditions of the Credit Wrapped MTNs which, as supplemented, modified or replaced in relation to any Credit Wrapped MTNs by the relevant Pricing Supplement, will be applicable to each Series of Credit Wrapped MTNs.

Each Tranche will be the subject of a Pricing Supplement. References in the MTN Terms and Conditions to a Pricing Supplement are references to the Pricing Supplement applicable to the relevant Tranche of Credit Wrapped MTNs.

The Credit Wrapped MTNs have the benefit of a guarantee from the Guarantors (as defined below) and the benefit of a Financial Guarantee (as defined below). The Financial Guarantee has been issued by the Financial Guarantor pursuant to a Reimbursement Agreement between the Issuer, the Guarantors and the Financial Guarantor. By the Financial Guarantee the Financial Guarantor has unconditionally and irrevocably agreed to pay to, or at the direction of the Guarantee Trustee on behalf of MTN Holders, all sums due and payable but unpaid by the Issuer and the Guarantors in respect to scheduled principal and interest on the Credit Wrapped MTNs and to pay MTN Holders certain additional amounts in respect of United States and Australian withholding taxes (subject to certain exceptions), all as more particularly described in the Financial Guarantee.

Each MTN Holder and any person claiming through or under an MTN Holder is deemed to have notice of and is bound by these MTN Terms and Conditions, the Credit Wrapped MTN Deed Poll, the Information Memorandum, the Guarantee, the Financial Guarantee, the Guarantee Trustee Deed Poll and the relevant Pricing Supplement. Copies of each of these documents (to the extent they relate to a Tranche of Credit Wrapped MTNs) are available for inspection by any MTN Holder at the offices of the Issuer, the Financial Guarantor (in respect of the Financial Guarantee and the Guarantee Trustee Deed Poll only) and the Programme Manager at their respective addresses specified in the Information Memorandum.

1    INTERPRETATION

     Definitions

     1.1 The following words have these meanings in these terms and conditions unless the contrary intention appears:

          ALTERNATE CURRENCY means a currency (other than Australian Dollars) which is specified in the Pricing Supplement.

          APPLICABLE BUSINESS DAY CONVENTION means the Business Day Convention specified in the Pricing Supplement as applicable to any date in respect of the MTN or, if none is specified, the Applicable Business Day Convention for such purpose is the Following Business Day Convention. Different Business Day Conventions may apply, or be specified in relation to, the Interest Payment Dates and any other date or dates in respect of any MTNs.

          AUSTRACLEAR means Austraclear Limited (ABN 94 002 060 773).

          AUSTRACLEAR REGULATIONS means the regulations known as the "Regulations and Operating Manual" established by Austraclear (as amended or replaced from time to time) to govern the use of the Austraclear System.


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          AUSTRACLEAR SYSTEM means the system operated by Austraclear for holding securities and electronic recording and settling of transactions in those securities between members of that system.

          AUSTRALIAN ACCOUNTING STANDARDS means the accounting standards within the meaning of the Corporations Law and, where not inconsistent with those accounting standards and the Corporations Law, generally accepted accounting principles and practices in Australia consistently applied by a body corporate or as between bodies corporate.

          AUTHORISED OFFICER means a director, secretary or a person appointed by the relevant person to act as on Authorised Officer under the Transaction Documents.

          BANKING DAY means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Sydney.

          BILL has the meaning it has in the Bills of Exchange Act 1909 (Cth) and a reference to drawing, acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that Act.

          BUSINESS DAY means:

          (a) a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general banking business in the place specified in the Pricing Supplement, (and, in the case of any payment to be made by, or other action to be taken by or in relation to, the Financial Guarantor, New York), or, if no such place is specified, Sydney and Melbourne (and in the case of any payment to be made by, or other action to be taken by or in relation to, the Financial Guarantor, New York); and

          (b) if an MTN is to be issued or paid on such Business Day: (i) a day on which commercial banks settle payments, in the case of Australian dollars, in Sydney and Melbourne, and, in the case of any other currency, in the principal financial city in the country of that currency; and (ii) a day on which the Austraclear System for that MTN is operating.

          BUSINESS DAY CONVENTION means a convention for adjusting any date if it would otherwise fall on a day that is not a Business Day and the following Business Day Conventions, where specified in the Pricing Supplement in relation to any date applicable to any MTN, have the following meanings:

          (a) FLOATING RATE CONVENTION means that the date is postponed to the next following day which is a Business Day unless that day falls in the next calendar month, in which event:

               (A) such date is brought forward to the first preceding day that is a Business Day; and

               (B) each subsequent Interest Payment Date is the last Business Day in the calendar month which is the specified number of months (or other period specified as the Interest Period in the applicable Pricing Supplement) after the calendar month in which the preceding applicable Interest Payment Date occurred;


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          (b)  FOLLOWING BUSINESS DAY CONVENTION means that the date is postponed to the first following day that is a Business Day;

          (c) MODIFIED FOLLOWING BUSINESS DAY CONVENTION or MODIFIED BUSINESS DAY CONVENTION means that the date is postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date is the first preceding day that is a Business Day; and

          (d) PRECEDING BUSINESS DAY CONVENTION means that the date is brought forward to the first preceding day that is a Business Day.

          CALCULATION AGENT means, in respect of a Tranche, the person (if any) specified as such in the relevant Pricing Supplement. The Calculation Agent must be the same for all MTNs in a Series.

          CALCULATION DATE means 31 March, 30 June, 30 September and 31 December in each year commencing on 30 June 2000.

          CALCULATION PERIOD means, in relation to any Calculation Date, the 12 month period ending on that Calculation Date.

          CHESS means the Clearing House Electronic Subregister System operated by the Australian Stock Exchange.

          CONDITION means the correspondingly numbered condition in these MTN Terms and Conditions.

          CONTROLLER has the meaning given in the Corporations Law.

          CONTROLLING PARTY at any time means the Financial Guarantor unless:

          (a) a Financial Guarantor Event of Default has occurred (but only for so long as it is continuing); or

          (b) (if the Guarantee Trustee agrees to continue to act in such circumstances) the Financial Guarantor has no further obligations, actual or contingent under the Financial Guarantee and no amounts are then owing actually or contingently to the Financial Guarantor under the Reimbursement Agreement, in which event "Controlling Party" means the Guarantee Trustee acting on the instructions of a Majority of MTN Holders.

          CONTESTED TAXES means a Tax payable by a Partner:

          (a) that is being diligently contested by it in good faith and in accordance with proper procedures;

          (b) that is not required by appellation to be paid before the liability is contested; and

          (c) in respect of which it has set aside sufficient resources of liquid assets to pay the Tax and any fine, penalty or interest payable if the contest is unsuccessful.


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          CORE BUSINESS means the generation, storage, processing, supply, transmission, distribution and sale of energy products and any ancillary activities and other activities which permit the more efficient utilisation of assets and resources of the Issuer and Material Operating Subsidiaries.

          CORPORATIONS LAW means the Corporations Law in force in the Commonwealth of Australia.

          COSTS includes costs, charges and expenses, including those incurred in connection with advisers.

          CREDIT WRAPPED MTN DEED POLL means the deed poll in relation to MTNs (including these MTN Terms and Conditions which form schedule 1 to the deed poll) dated on or about 11 September 2000 executed by the Issuer in New South Wales.

          CUSTODIAN means, initially, Austraclear Services Limited (ABN 28 003 284 419), or such other person as is appointed from time to time by the Issuer, with the approval of the Programme Manager, details of which appointment have been notified to any outstanding MTN Holders in accordance with Condition 12.

          DAY COUNT FRACTION means, in respect of the calculation of an amount for any period of time ("CALCULATION PERIOD"), the day count fraction specified in the Pricing Supplement and:

          (a) if ACTUAL/365 or ACTUAL/ACTUAL is so specified, means the actual number of days in the Calculation Period divided by 365 or, if any portion of the Calculation Period falls in a leap year, the sum of:

               (i) the actual number of days in the portion of the Calculation Period falling in a leap year divided by 366; and

               (ii) the actual number of days in the portion of the Calculation
                    Period falling in a non-leap year divided by 365;

          (b) if ACTUAL/365 (FIXED) is so specified, the actual number of days in the Calculation Period divided by 365;

          (c) if ACTUAL/360 is specified, means the actual number of days in the Calculation Period divided by 360;

          (d) if 30E/360 or EUROBOND BASIS is specified, means the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of the final Calculation Period, the date of final maturity is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month); and

          (e) if AUSTRALIAN BOND BASIS is specified, one divided by the number of Interest Payment Dates in a year.

          DEBT SERVICE means, in respect of any Calculation Period and on a consolidated basis, all interest and amounts in the nature of interest (including, but not limited to:


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          (a)  any discount on any Bill, debenture, bond, note or other security;

          (b) any discount in respect of any receipts or receivables which have been sold by the Group to any person (including, without limitation, under any securitisation program or facility);

          (c) any line, facility, commitment, acceptance, usage, discount, guarantee or other fees and amounts incurred on a regular or recurring basis which are payable in relation to Indebtedness (which, for the avoidance of doubt, excludes any establishment, underwriting or other upfront fees);

          (d) any dividend payable on redeemable preference shares or on any other share or stock the obligations in respect of which constitute Indebtedness;

          (e)  capitalised interest;

          (f) the portion of rental or hire payments in the nature of interest under any finance lease, sale and leaseback or hire purchase agreement to which any member of the Group is a party;

          (g) interest, premiums, fees, break costs and any other amounts paid, payable or incurred by any member of the Group under any Derivative Transaction less Interest, premiums, fees and any other amounts paid, payable or incurred to any member of the Group by the counterparty to the Derivative Transaction), which, in accordance with Australian Accounting Standards, is or would be regarded as paid, payable or incurred by the Group in that Calculation Period.

          DENOMINATION means the notional face value of an MTN as specified in the relevant Pricing Supplement.

          DERIVATIVE TRANSACTION means a contract, agreement or arrangement (other than in respect of the price of electricity or gas) which is:

          (a)  a futures contract (as defined in the Corporations Law); or

          (b) an interest rate or currency hedge, swap, option, swaption, forward rate agreement or arrangement similar to or having in respect of its subject matter a similar effect to any of the above.

          EARLY TERMINATION AMOUNT means in relation to an MTN, the Outstanding Principal Amount or such other redemption amount as may be specified in, or determined in accordance with the provisions of, the Pricing Supplement.

          EBITDA means, in respect of any Calculation Period, the earnings of the Group (including the proceeds of any claim under a business interruption insurance policy and any interest earnings) on a consolidated basis and before:

          (a) abnormal items (which includes the sale proceeds from the disposal of assets);

          (b) extraordinary items including, without limitation, costs arising on the termination of any Derivative Transaction;


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          (c)  Debt Service;

          (d)  income tax; and

          (e)  depreciation and amortisation.

          EXCLUDED ISSUE means an invitation, offer or issue of MTNs for which no disclosure is required to be made under Part 6D.2 of the Corporations Law.

          EXTRAORDINARY RESOLUTION has the same meaning as in the Meetings Provisions.

          FINAL BROKEN AMOUNT has the meaning given to it in the Pricing Supplement.

          FINANCIAL GUARANTEE means the guarantee of certain of the Issuer's obligations under the Credit Wrapped MTN Deed Poll as specified in the Financial Guarantee issued by the relevant Financial Guarantor in favour of the MTN Holders.

          FINANCIAL GUARANTOR means in relation to a Tranche of MTNs, the person specified as such in the relevant Pricing Supplement.

          FINANCIAL GUARANTOR EVENT OF DEFAULT has the meaning given to it in Condition 8.8.

          FINANCIAL YEAR means each 12 month period ending on 31 December in each year.

          GOVERNMENT AGENCY means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

          GROUP means the Partnership and its Subsidiaries.

          GUARANTEE means the deed poll guarantee and indemnity provided by the Guarantors in favour of MTN Holders and the Financial Guarantor dated on or about the date of the Credit Wrapped MTN Deed Poll.

          GUARANTEE TRUSTEE means Chase Capital Markets Fiduciary Services Australia Limited (ABN 48 002 916 396) or such other person appointed in accordance with the terms of the Guarantee Trustee Deed Poll.

          GUARANTEE TRUSTEE DEED POLL means, in relation to a Tranche of MTNs, a deed poll in favour of the MTN Holders executed by the Financial Guarantor and the Guarantee Trustee.

          GUARANTORS means TXU (No. 8) Pty Ltd (ABN 15 085 235 776) and TXU Australia Holdings Pty Ltd (ABN 97 086 006 859).

          INDEBTEDNESS means any debt or other monetary liability (whether actual or contingent) in respect of moneys borrowed or raised or any financial accommodation (including in respect of any moneys raised from the sale or securitisation of any receipts or receivables) whatever, or in the case of paragraph (h) below, a Derivative Transaction, including a debt or liability under or in respect of any:

          (a)  Bill, bond, debenture, note or similar instrument;


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          (b)  acceptance, endorsement or discounting arrangement;

          (c) guarantee granted by a financial institution guaranteeing the payment of a debt (the "guaranteed debt"), in which case the guaranteed debt will not be included;

          (d)  finance lease or sale and leaseback;

          (e) deferred purchase price (for more than 180 days) of any asset or service;

          (f) obligation to deliver goods or provide services paid for in advance by any financier or in relation to any other financing transaction;

          (g) amount of capital and premium payable or in connection with the reduction of any preference shares or any amount of purchase price payable for or in connection with the acquisition of redeemable preference shares;

          (h)  Derivative Transaction; or

          (i)  guarantee, indemnity or guarantee and indemnity,

          and irrespective of whether the debt or liability is owed or incurred alone or severally or jointly or both with any other person. For the purpose of calculating the principal amount of any Indebtedness under:

          (j) any securitisation of receipts or receivables, the principal amount shall be taken to be the discounted amount of proceeds paid in exchange for the receipts or receivables; and

          (k) any finance lease or sale and leaseback, the aggregate portion of all rental in the nature of principal.

          INITIAL BROKEN AMOUNT has the meaning given to it in the Pricing Supplement.

          INSOLVENCY EVENT means the happening of any of these events:

          (a)  an order is made that an entity be wound up; or

          (b) an application is made to a court that an entity be wound up or for an order appointing a liquidator or provisional liquidator in respect of an entity (and is not stayed or dismissed within 60 days); or

          (c) a liquidator or provisional liquidator is appointed in respect of an entity, whether or not under a court order;

          (d) except to reconstruct or amalgamate while solvent, an entity enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any class of its creditors; or

          (e) an entity resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to reconstruct or amalgamate while solvent or is otherwise wound up or dissolved; or


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          (f)  a Controller is appointed to or over all or any part of the assets or undertaking of the entity or the holder of any Security Interest takes possession of any asset of the entity; or

          (g)  an entity is or is deemed by law or a court to be insolvent; or

          (h) an entity takes any steps to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator is appointed to an entity; or

          (i) anything analogous or having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction.

          INTEREST COMMENCEMENT DATE means the Issue Date or such other date as may be specified as such in the Pricing Supplement.

          INTEREST DETERMINATION DATE has the meaning specified as such in the Pricing Supplement.

          INTEREST PAYMENT DATE means the date or dates specified as such in, or determined in accordance with the provisions of, the Pricing Supplement and adjusted, if necessary, in accordance with the Applicable Business Day Convention.

          INTEREST PERIOD means each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date provided that the first Interest Period commences on and includes the Interest Commencement Date and the final Interest Period ends on but excludes the Maturity Date.

          INTEREST RATE means the rate or rates (expressed as a percentage per annum) or amount or amounts (expressed as a price per unit of relevant currency) of interest payable in respect of the MTNs specified in, or calculated or determined in accordance with the provisions of, the Pricing Supplement and in the case of floating rate MTNs, the rate determined in accordance with Condition 5.3.

          ISSUE DATE means the day on which any MTN is or is to be issued as specified in or determined in accordance with the provisions of the Pricing Supplement.

          ISSUER means TXU Australia Holdings (Partnership) Limited Partnership, being a limited partnership formed and registered under the Partnership Act 1958 of Victoria, in respect of which TXU Australia Holdings (AGP) Pty Ltd (ABN 16 086 014 931) is the general partner and TXU Australia (LP) No. 1 Limited (ARBN 086 406 733) and TXU Australia
          (LP) No. 2 Limited (ARBN 086 406 724) are the limited partners.

          ISSUER EVENT OF DEFAULT has the meaning given to it in Condition 8.1.

          MAJORITY OF MTN HOLDERS means MTN Holders representing more than 50% of the aggregate Outstanding Principal Amount of outstanding MTNs as at the relevant date evidenced by a copy (certified by the chairman of the relevant meeting of MTN Holders as a true and correct copy) of an Ordinary Resolution and/or such other evidence as the Guarantee Trustee may require that the relevant resolution has been passed.


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          MARGIN means the margin specified in, or determined in accordance with the provisions of, the Pricing Supplement.

          MATERIAL ADVERSE EFFECT means something which materially adversely affects the ability of the Issuer or a Material Operating Subsidiary to observe its respective obligations under any Transaction Document.

          MATERIAL OPERATING SUBSIDIARY means:

          (a)  each Guarantor; and

          (b)  each Subsidiary of the Issuer which:

               (i) contributes or, in the current or following Financial Year is likely to contribute, more than 10% of the EBITDA of the Group; or

               (ii) has total operating business assets having a value of more than A$100,000,000,

          and, as at the date of the Credit Wrapped MTN Deed Poll, each of TXU (South Australia) Pty Ltd (ABN 84 081 074 204) TXU Electricity Limited (ABN 91 064 651 118) ("TXU ELECTRICITY"), TXU Pty Ltd (ABN 99 086 014
          968), TXU Networks (Gas) Pty Ltd (ABN 43 086 015 036) and Western Underground Gas Storage Pty Ltd (ABN 71 079 089 311) is a Material Operating Subsidiary.

          MATURITY DATE means the date for redemption of an MTN as specified in the Pricing Supplement.

          MATURITY REDEMPTION AMOUNT means in relation to an MTN, the Outstanding Principal Amount or such other redemption amount as may be specified in, or calculated or determined in accordance with the provisions of, the Pricing Supplement.

          MAXIMUM INTEREST RATE means the Maximum Interest Rate specified in, or calculated or determined in accordance with the provisions of, the Pricing Supplement.

          MEETINGS PROVISIONS means the provisions for the convening of meetings of, and passing of resolutions by, MTN Holders set out in schedule 2 of the Credit Wrapped MTN Deed Poll.

          MINIMUM INTEREST RATE means the Minimum Interest Rate specified in, or calculated or determined in accordance with the provisions of, the Pricing Supplement.

          MTN means a medium term debt obligation of the Issuer constituted by, and owing under, the Credit Wrapped MTN Deed Poll to an MTN Holder, the details of which are recorded in, and evidenced by, inscription in an MTN Register.

          MTN HOLDER means a person whose name is for the time being entered in an MTN Register as the holder of an MTN or, where an MTN is held jointly by two or more persons, the persons whose names appear in the MTN Register as the joint holders of that MTN and (for the avoidance of doubt) when a MTN is entered into the Austraclear System, includes Austraclear acting on behalf of a member of the Austraclear System;


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          MTN REGISTER means a register, including any branch register, of MTN
          Holders established and maintained by or on behalf of the Issuer in which is entered the names and addresses of MTN Holders whose MTNs are carried on that register, the amount of MTNs held by each MTN Holder and the Tranche, Series and date of issue and transfer of those MTNs, and any other particulars which the Issuer sees fit.

          NEMMCO means the National Electricity Market Management Company Limited (ABN 94 072 010 327).

          NON-CREDIT WRAPPED MTN DEED POLL means the deed poll for Non-Credit Wrapped MTNs executed by the Issuer in New South Wales on or about 11 September 2000.

          ORDINARY RESOLUTION has the same meaning as in the Meetings
          Provisions.

          OUTSTANDING means on any day all MTNs issued, less those MTNs:

          (a)  which have been redeemed or satisfied in full by the Issuer; or

          (b) which have reached their maturity and in respect of which funds equal to their face amount are on deposit with the Registrar or other paying agent on terms which prohibit the return of the deposit or the use of the deposit for any purpose other than the payment of those MTNs or in respect of which the Registrar or other paying agent holds an irrevocable direction to apply funds in repayment of MTNs to be redeemed on that day; or

          (c) in respect of which an MTN Holder is unable to make a claim as a result of the operation of Condition 11 (Time limit for claims),

          provided that MTNs in respect of which the Financial Guarantor has made any payment will be deemed to be Outstanding until the Financial Guarantor is fully reimbursed.

          OUTSTANDING PRINCIPAL AMOUNT means in respect of any MTN which is Outstanding at any time, the principal amount of the MTN less the aggregate of any part of the principal amount of that MTN that has been paid or otherwise satisfied by the Issuer and for such purposes:

          (a) the premium of an MTN to be redeemed at a premium is to be taken to be added to the principal amount;

          (b) the principal amount of an MTN issued at a discount is to be taken as at any time to equal its principal amount; and

          (c) if an amount is required to be determined in Australian Dollars, the Australian Dollar equivalent of an MTN denominated in an Alternate Currency is to be determined on the basis of the spot rate of exchange for the sale of Australian Dollars against the purchase of the relevant Alternate Currency in the Sydney foreign exchange market quoted by any leading bank selected by the Issuer (in consultation with the Programme Manager) on the Business Day preceding the relevant calculation date. The calculation date is, at the discretion of the Issuer, either the date of the relevant Pricing Supplement for such MTNs or the preceding day on which commercial banks and foreign exchange markets are open for business in Sydney or such other date as may be agreed between the Issuer and the Programme Manager.

          PARTNERS means:

          (a)  TXU Australia Holdings (AGP) Pty Ltd (ABN 16 086 014 931);

          (b)  TXU Australia (LP) No. 1 Limited (ARBN 086 406 733); and

          (c)  TXU Australia (LP) No. 2 Limited (ARBN 086 406 724),

          each a "Partner" and together the "Partners".

          PARTNERSHIP means the TXU Australia Holdings (Partnership) Limited Partnership being a limited partnership formed and registered under the Partnership Act 1958 (Victoria).

          PARTNERSHIP DEED means the deed dated 27 January 1999 between each Partner establishing the Partnership, as amended by deeds dated 23 February 1999, 16 May 2000 and 31 May 2000.

          PAYMENT AGENCY AND REGISTRY AGREEMENT means any agreement under which the Paying Agent is appointed to act as a paying agent and back-up registrar in relation to the Credit Wrapped MTNs.

          PAYING AGENT means Chase Capital Markets Fiduciary Services Australia Limited (ABN 48 002 916 396) or such other person appointed as a replacement Paying Agent in relation to the MTNs from time to time.

          PAYMENT DATE means, in respect of an MTN, an Interest Payment Date, the Maturity Date or other relevant payment date (including an early payment date).

          PRICING SUPPLEMENT means the Pricing Supplement prepared in relation to each Tranche of MTNs and confirmed in writing by the Issuer. PROGRAMME means the Issuer's uncommitted revolving debt issuance programme.

          PROGRAMME MANAGER means National Australia Bank Limited (ABN 12 004 044 937) in its capacity as administration manager of the Programme, or such other person appointed by the Issuer from time to time and who has consented to act as Programme Manager.

          PROJECT means any project or development undertaken or proposed to be undertaken by the Issuer or any Material Operating Subsidiary involving:

          (a)  the acquisition of assets or property;

          (b)  the development of assets or property for exploitation; or

          (c) the acquisition and development of assets or property for exploitation.

          PROJECT ASSETS means any asset or property of the Issuer or any Material Operating Subsidiary relating to the creation or development of a Project or proposed Project, including:

          (a)  the acquisition or development of assets or property; or

          (b) assets or property derived from, produced by or related to that Project,

          but excluding any assets or property of the Issuer or any Material Operating Subsidiary existing at the date of the Credit Wrapped MTN Deed Poll or derived from such assets or property.

          RECORD DATE means, in the case of payments of interest or principal, the close of business eight calendar days before the relevant date for payment or such date that may be specified in the relevant Pricing Supplement.

          REFERENCE BANKS means the institutions specified as such in the Pricing Supplement or, if none, four major banks selected by the Calculation Agent in the inter-bank market that is most closely connected with the Reference Rate.

          REFERENCE RATE means, in relation to an MTN, the rate so specified in the relevant Pricing Supplement.

          REGISTRAR means Austraclear Services Limited (ABN 28 003 284 419) or such other person appointed by the Issuer pursuant to the Registry Services Agreement to establish and maintain the MTN Register for MTNs on the Issuer's behalf from time to time provided that the Registrar must be the same for all MTNs in a Series.

          REGISTRY SERVICES AGREEMENT means the agreement dated 21 March 2000 entitled "Agency and Registry Services Agreement" entered into between the Issuer and the Registrar and any supplement to or replacement of it.

          REIMBURSEMENT AGREEMENT means any agreement under which the Financial Guarantor agrees, subject to satisfaction of the conditions precedent, to issue the Financial Guarantee and under which the Issuer and the Guarantors agree to reimburse the Financial Guarantor for various amounts.

          RELEVANT DATE means the date on which a payment in respect of the MTNs first becomes due, except that if the full amount payable has not been received by the Registrar on or before the due date, it means the date on which, the full amount having been so received, notice to that effect is given to the MTN Holders in accordance with Condition 12.

          RELEVANT FINANCIAL CENTRE means the city specified as such in the Pricing Supplement or, if none, the city most closely connected with the Reference Rate in the determination of the Calculation Agent.

          RELEVANT SCREEN PAGE has the meaning specified as such in the Pricing Supplement.

          RESOLUTION means an Extraordinary Resolution or Ordinary Resolution, as the context requires.

          SERIES means a Tranche or Tranches of MTNs which have identical terms, except that:

          (a) the Issue Date and the amount of the first payment of interest may be different in respect of different Tranches of a Series; and

          (b)  a Series may comprise MTNs in more than one denomination.

          STANDARD & POOR'S means Standard & Poor's (Australia) Pty Ltd (ABN 62 007 324 852).

          SUBSIDIARY of an entity means:

          (a) another entity which is a subsidiary of the first within the meaning of Part 1.2 Division 6 of the Corporations Law;

          (b) another entity which is a subsidiary of or otherwise controlled by the first within the meaning of any applicable approved accounting standard; or

          (c) in relation to a Partner, a corporation which is owned or controlled by that Partner and other Partners,

          and for the avoidance of doubt, the Partners and the Partnership are deemed to be a "body corporate" for the purposes of Part 1.2 Division 6 of the Corporations Law.

          TAXES means taxes, levies, imposts, charges and duties imposed by any authority (including stamp and transaction duties) together with any related interest, penalties, fines and expenses in connection with them.

          TXU CORP. means TXU Corp. of Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, United States of America.

          TRANCHE means MTNs which are issued on the same Issue Date and the terms of which are identical in all respects (except that a Tranche may comprise MTNs in more than one Denomination).

          TRANSACTION DOCUMENTS means each of the Credit Wrapped MTN Deed Poll, the Guarantee, the Financial Guarantee, the Guarantee Trustee Deed Poll, each MTN, each Pricing Supplement, the Registry Services Agreement and the Payment Agency and Registry Agreement.

          VENCORP means Victorian Energy Networks Corporation established under Division 2A of Part 2 of the Gas Industry Act 1994 (Victoria).

          Interpretation

     1.2  In these terms and conditions unless the contrary intention appears:

          (a) a reference to these terms and conditions is a reference to these terms and conditions as modified, supplemented or replaced by the Pricing Supplement;

          (b) a reference to Australian Dollars, A$ or dollars is a reference to the lawful currency of the Commonwealth of Australia;

          (c) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

          (d)  the singular includes the plural and vice versa;

          (e) the word "person" includes a firm, body corporate, an unincorporated association or an authority;

          (f) a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, without limitation, persons taking by novation) and assigns;

          (g) a reference to any thing (including, without limitation, any amount) is a reference to the whole and each part of it and a reference to a group of persons is a reference to all of them collectively and to each of them individually; and

          (h) a reference to an accounting term is a reference to that term as it is used in Australian Accounting Standards.

          Headings

     1.3 Headings are inserted for convenience and do not affect the interpretation of these terms and conditions.

2    FORM, DENOMINATION AND TITLE

          Constitution under Credit Wrapped MTN Deed Poll

     2.1 The MTNs are registered debt obligations of the Issuer constituted by, and owing under, the Credit Wrapped MTN Deed Poll and take the form of entries in the MTN Register. Each entry in the MTN Register constitutes a separate and individual acknowledgment to the relevant MTN Holder of the indebtedness of the Issuer to the relevant MTN Holder.

          Independent obligations

     2.2 The obligations of the Issuer in respect of each MTN constitute separate and independent obligations which the MTN Holder to whom those obligations are owed is entitled to enforce without having to join any other MTN Holder or any predecessor in title of an MTN Holder.

          Currency

     2.3 MTNs may be denominated in Australian Dollars or an Alternate Currency specified in the Pricing Supplement.

          Denomination

     2.4  Unless otherwise specified in the Pricing Supplement:

          (a) MTNs are issued in the denomination of A$10,000 (or an approximate equivalent in an Alternate Currency); and

          (b) MTNs may only be issued if the consideration payable to the Issuer by the relevant MTN Holder is a minimum of A$500,000 (or the equivalent in an Alternate Currency and in either case, disregarding any moneys lent by the Issuer or its associates to the MTN Holder) or if the MTNs are otherwise issued in a manner which constitutes an Excluded Issue.

          MTN Register conclusive

     2.5 Entries in the MTN Register in relation to an MTN constitute conclusive evidence that the person so entered is the registered holder of the MTN subject to rectification for fraud or error. No MTN will be registered in the name of more than four persons. An MTN registered in the name of more than one person is held by those persons as joint tenants. MTNs will be registered by name only without reference to any trusteeship. The person registered in the MTN Register as an MTN Holder of an MTN will be treated by the Issuer and the Registrar as absolute owner of that MTN and neither the Issuer nor the Registrar is, except as ordered by a court or as required by statute, obliged to take notice of any other claim to an MTN. Holder absolutely entitled

     2.6 Upon a person acquiring title to any MTN by virtue of becoming registered as the holder of that MTN, all rights and entitlements arising by virtue of the Credit Wrapped MTN Deed Poll in respect of that MTN vest absolutely in the MTN Holder, such that no person who has previously been registered as the holder of the MTN has or is entitled to assert against the Issuer or the Registrar or the registered holder of the MTN for the time being and from time to time any rights, benefits or entitlements in respect of the MTN.

          Location of MTN Register

     2.7 Each MTN Register will be established and maintained in New South Wales unless otherwise agreed with the Registrar.

          Certificates

     2.8 No certificate or other evidence of title will be issued by or on behalf of the Issuer to evidence title to an MTN unless the Issuer determines that certificates should be made available or it is required to do so pursuant to any applicable law or regulation. Any such certificate must:

          (a) comply with all applicable laws and regulations including, without limitation, insurance laws applicable to the Financial Guarantor; and

          (b) have attached to it such information as the Financial Guarantor requires.

          Acknowledgment

     2.9 Where Austraclear is recorded in an MTN Register as the MTN Holder, each person in whose Security Record (as defined in the Austraclear Regulations) that MTN is recorded is deemed to acknowledge in favour of the Registrar and each relevant person that:

          (a) the Registrar's decision to act as the Registrar of the MTN does not constitute a recommendation or endorsement by the Registrar or the relevant person in relation to the MTN but only indicates that such MTN is considered by the Registrar to be compatible with the performance by it of its obligations as Registrar under its agreement with the Issuer to act as Registrar of the MTN; and

          (b) the MTN Holder does not rely on any fact, matter or circumstance contrary to Condition 2.9(a).

          Custody of Credit Wrapped MTN Deed Poll

     2.10 The Credit Wrapped MTN Deed Poll will be held by the Custodian as custodian for each MTN Registrar and will be produced to each MTN Registrar upon request.

3    TRANSFERS

          Limit on transfer

     3.1  MTNs may only be transferred in whole.

     3.2 Unless otherwise specified in the Pricing Supplement, MTNs may only be transferred within Australia if the consideration payable at the time of transfer is a minimum amount of A$500,000 (or the equivalent amount in an Alternate Currency and in either case, disregarding any moneys lent by the transferor or its associates to the transferee) or the transfer otherwise constitutes an Excluded Issue.

     3.3  MTNs may only be transferred to or from Australia:

          (a) unless otherwise specified in the Pricing Supplement, if the aggregate consideration payable at the time of the transfer is a minimum amount of A$500,000 (or the equivalent amount in an Alternate Currency and in either case, disregarding any moneys lent by the transferor or its associates to the transferee) or the transfer otherwise constitutes an Excluded Issue; and

          (b) if the transfer is in compliance with the laws of the jurisdiction in which the transfer takes place.

     3.4 MTNs may only be transferred between the persons in a jurisdiction or jurisdictions other than Australia if the transfer is in compliance with the laws of the jurisdiction in which the transfer takes place.

          Transfer procedures

     3.5 Unless MTNs are lodged in the Austraclear System, application for the transfer of MTNs must be made by the lodgement of a transfer form with the Registrar. Transfer forms are available from the Registrar. Each form must be accompanied by such evidence (if any) as the Registrar may require to prove the title of the transferor or the transferor's right to transfer the MTN and be signed by both the transferor and the transferee. MTNs entered in the Austraclear System will be transferable only in accordance with the Austraclear Regulations.

          Registration of transfer

     3.6 The transferor of an MTN is deemed to remain the holder of that MTN until the name of the transferee is entered in the MTN Register in respect of that MTN. Transfers, other than transfers made in accordance with Condition 8.12, will not be registered later than eight days prior to the relevant Record Date.

          No charge on transfer

     3.7 Transfers of MTNs will be registered without charge provided taxes, duties or other governmental charges (if any) imposed in relation to the transfer have been paid.

          Estates

     3.8 A person becoming entitled to an MTN as a consequence of the death or bankruptcy of an MTN Holder or of a vesting order or a person administering the estate of an MTN Holder may, upon producing such evidence as to that entitlement or status as the Registrar considers sufficient, transfer the MTN or, if so entitled, become registered as the MTN Holder, in respect of that MTN.

          Unincorporated associations

     3.9  A transfer to an unincorporated association is not permitted.

          Transfer of unidentified MTNs

     3.10 Where the transferor executes a transfer of less than all MTNs of the relevant Tranche or Series registered in its name, and the specific MTNs to be transferred are not identified, the Registrar may (subject to Conditions 3.2, 3.3 and 3.4) register the transfer in respect of such of the MTNs of the relevant Tranche or Series registered in the name of the transferor as the Registrar thinks fit, provided the aggregate principal amount of the MTNs registered as having been transferred equals the aggregate principal amount of the MTNs expressed to be transferred in the transfer.

          Transfer notwithstanding Issuer Event of Default

     3.11 MTNs may be transferred notwithstanding the occurrence of an Issuer Event of Default.

          Austraclear as Registrar

     3.12 If Austraclear Services Limited is the Registrar and the MTNs are lodged in the Austraclear System, despite any other provision of these MTN Terms and Conditions, the MTNs are not transferable on the Register, and the Issuer may not, and must procure that the Registrar does not, register any transfer of the MTNs and no member of the Austraclear System has the right to request any registration of any transfer of the MTNs, except:

          (a) for any repurchase, redemption or cancellation (whether on or before the Maturity Date of the MTNs) of the MTNs, a transfer of the MTNs from Austraclear to the Issuer may be entered in the Register; and

          (b)  if either:

               (i) Austraclear gives notice to the Registrar stating that a member of the Austraclear System has stated to Austraclear that it needs to be registered in relation to the MTNs in order to pursue any rights against the Issuer following an alleged default by the Issuer and that need appears to the Registrar (in its absolute discretion) to be reasonable; or

               (ii) Austraclear purports to exercise any power it may have under the Austraclear Regulations or these MTN Terms and Conditions, to require MTNs to be transferred on the Register to a member of the Austraclear System,

               the MTNs may be transferred on the Register from Austraclear to the member of the Austraclear System. In any of these cases, the MTNs will cease to be held in the Austraclear System.

          Australian Stock Exchange

     3.13 MTNs which are listed on the Australian Stock Exchange will not be transferred through or registered on CHESS and will not be "CHESS approved securities". In the event that an interface between the MTN Register maintained by the Registrar and CHESS is established the Transaction Documents may be amended to facilitate settlement on CHESS and so that the MTNs will become "CHESS approved securities".

          Rights of Financial Guarantor

     3.14 By accepting a transfer of MTNs, the transferee acknowledges and accepts the rights of the Financial Guarantor pursuant to these MTN Terms and Conditions.

4    STATUS

          MTNs

     4.1 The MTNs are direct, unsubordinated and unsecured obligations of the Issuer and rank at least equally with all other unsecured and unsubordinated obligations of the Issuer except liabilities mandatorily preferred by law.

          Guarantee

     4.2 The Guarantee constitutes direct, unsubordinated and unsecured obligations of the Guarantors which will rank at least equally with all other present and future unsecured and unsubordinated obligations of the Guarantors, except liabilities mandatorily preferred by law.

          Financial Guarantee

     4.3 The MTNs are unconditionally and irrevocably guaranteed as to scheduled payments of principal and interest in respect of the MTNs and as to certain additional amounts in respect of United States and Australia withholding tax thereon (subject to certain exceptions), pursuant to the Financial Guarantee.

5    INTEREST

          Interest-bearing MTNs

     5.1 MTNs bear interest on the Outstanding Principal Amount from their Interest Commencement Date at the Interest Rate and such interest is payable in arrears on each Interest Payment Date.

          Interest will cease to accrue on maturity of an MTN unless default is made in the payment of any principal amount in which case interest continues to accrue on the principal amount in respect of which payment has been improperly withheld or refused or default has been made (as well after as before any demand or judgment) at the Interest Rate then applicable or such other rate as may be specified for this purpose in the Pricing Supplement until the date on which the relevant payment is made.

          Calculations and adjustments

     5.2 The amount of interest payable in respect of any MTN for any period is calculated by multiplying the product of the Interest Rate and the Outstanding Principal Amount by the Day Count Fraction, save that if the Pricing Supplement specifies an amount in respect of such period, the amount of interest payable in respect of such MTN for such period is equal to such specified amount. Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period is the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

          For the purposes of any calculations referred to in these terms and conditions and unless otherwise specified in these terms and conditions or the Pricing Supplement, all amounts used in or resulting from such calculations will be rounded to the nearest cent (with one half cent being rounded up).

          Calculation Agent

     5.3 As soon as practicable after the relevant time on such date as these MTN Terms and Conditions or the Pricing Supplement may require any calculations or determinations under or in respect of the MTNs to be made, the Calculation Agent will make such calculations or determinations.

          The Calculation Agent must obtain relevant quotes from appropriate banks or reference agents or obtain information from such other sources as are specified in these MTN Terms and Conditions or the Pricing Supplement or, failing which, as the Calculation Agent deems appropriate.

          The calculations and determinations made by the Calculation Agent shall, in the absence of manifest error, be final and binding on the parties.

          Financial Guarantee does not cover default interest

     5.4 The Financial Guarantee does not guarantee the payment of any interest which accrues as the result of any default in payment by the Issuer.

6    REDEMPTION AND PURCHASE

          Redemption on maturity

     6.1 Unless previously redeemed, or purchased and cancelled or unless such MTN is stated in the Pricing Supplement as having no fixed maturity date, each MTN shall be redeemed on the Maturity Date at its Maturity Redemption Amount.

          Purchase of MTNs and cancellation

     6.2  The Issuer or any associate (as defined in section 128F(9) of the Tax
          Act) of the Issuer may at any time purchase MTNs in the open market or otherwise and at any price. Any MTNs held by the Issuer or any associate (as defined in section 128F(9) of the Tax Act) of the Issuer will not be entitled to the benefit of the Financial Guarantee for so long as they are so held. All unmatured MTNs purchased in accordance with this condition may be held, resold or cancelled at the discretion of the Issuer, subject to compliance with all legal and regulatory requirements. For the purposes of the Meetings Provisions, in determining whether the provisions relating to quorum, meeting and voting procedures are complied with, any MTNs held in the name of the Issuer or any of its associates or Subsidiaries will be disregarded.

          In this Condition 6.2 "related body corporate" has the meaning given to that term in Section 9 of the Corporations Law.

          Redemption for taxation reasons

     6.3 If, as a result of any change in law or change in interpretation of a law by any governmental body or regulatory authority after the Issue Date, the Issuer, on the occasion of the next payment due in respect of a Series of MTNs, would be required to make any withholding or deduction referred to in Condition 9.7, then the Issuer may give not more than 30 nor less than 15 days' notice to the Registrar, the MTN Holders and the Financial Guarantor in accordance with Condition 12, and upon expiry of such notice shall redeem all (but not some only) of the MTNs at their early redemption amount applicable for tax redemptions ("EARLY REDEMPTION AMOUNT (TAX)") (which is their Outstanding Principal Amount or such other Early Redemption Amount
          (Tax) as is specified in the Pricing Supplement together with (unless otherwise specified in the Pricing Supplement) accrued interest (if any) theron.)

          Prior to publication of any such notice of redemption, the Issuer shall deliver to the Registrar and the Financial Guarantor a certificate signed by an authorised person of the Issuer showing that the conditions precedent to the right of the Issuer so to redeem have occurred and an opinion of legal advisers of recognised standing to the Issuer in its jurisdiction of incorporation to the effect that the Issuer would be required to pay Additional Amounts referred to in Condition 9.7 on the occasion of the next payment due in respect of the MTNs of that Series.

          Such notice shall be given promptly upon the occurrence of any of the above events.

          Early redemption at the option of the Issuer

     6.4 If this Condition 6.4 is specified in the relevant Pricing Supplement as being applicable then the Issuer, having given at least the minimum period (if any) (but not more than the maximum period (if any)) of notice specified in the relevant Pricing Supplement to MTN Holders in accordance with Condition 12 (which notice must comply with the following paragraph and shall be irrevocable) and subject to satisfaction of any relevant conditions specified in the relevant Pricing Supplement, may redeem all (but not, unless and to the extent that the relevant Pricing Supplement specifies otherwise, some only) of the MTNs on any Business Day (being, in the case of interest bearing MTNs (unless otherwise specified in the relevant Pricing Supplement), an Interest Payment Date) at their early redemption amount applicable for calls by the Issuer ("EARLY REDEMPTION AMOUNT CALL") (which is their Outstanding Principal Amount or such other Early Redemption Amount (Call) as is specified in, or determined in accordance with, the relevant Pricing Supplement) together with (unless otherwise specified in the Pricing Supplement) accrued interest (if any) thereon.

          The notice referred to in the preceding paragraph shall specify:

          (a)  the Series of MTNs subject to redemption;

          (b) subject to the Pricing Supplement specifying that a partial redemption is permissible, whether such Series is to be redeemed in whole or in part only and, if in part only, the aggregate principal amount of the MTNs of the relevant Series which are to be redeemed;

          (c)  the due date for redemption;

          (d) the Early Redemption Amount (Call) at which such MTNs are to be redeemed; and

          (e) whether or not accrued interest is to be paid upon redemption and, if so, the amount thereof or the basis or method of calculation thereof, all as provided in the relevant Pricing Supplement.

          In the case of a partial redemption of MTNs, the MTNs to be redeemed will be selected by the Registrar, and notice of the MTNs selected for redemption will be given in accordance with Condition 12 not less than 15 days prior to the date fixed for redemption.

          Any notice given under this Condition 6.4 is irrevocable and obliges the Issuer to redeem the MTNs at the time and in the manner specified in the notice.

          No payments by Financial Guarantor on early redemption

     6.5 Under the terms of the Financial Guarantee, the Financial Guarantor does not guarantee the payment of any Early Termination Amount or any of the amounts payable by the Issuer upon an early redemption of the MTNs pursuant to this Condition 6 and its obligations continue to be to guarantee the principal and interest due under the MTNs as they fall due for payment on each Payment Date (other than an early payment date) but which are unpaid. The Financial Guarantor is entitled but not obliged to accelerate payments under the Financial Guarantee. However, if it elects to do so, the amount payable will be the aggregate of the outstanding balance of the MTNs and any accrued interest unpaid at the date of acceleration and the MTN Holders are obliged to accept that payment by the Financial Guarantor in discharge of its obligations to guarantee scheduled payments of principal and interest under the MTNs. Any amounts due in excess of such amount will not be guaranteed by the Financial Guarantor under the Financial Guarantee.

7    NEGATIVE UNDERTAKINGS

          Negative pledge

     7.1 The Issuer undertakes to ensure that no Partner or any Material Operating Subsidiary will create or allow to subsist any Security Interest on the whole or any part of the Partner's or Material Operating Subsidiary's present or future property, except for a Permitted Security Interest.

          In this Condition 7.1:

          "NON RECOURSE INDEBTEDNESS" means in relation to a Security Interest, any Indebtedness incurred by the Issuer or any Material Operating Subsidiary to finance the creation or development of a Project or proposed Project of the Issuer or the Material Operating Subsidiary (as applicable) on terms that:

          (a) the person ("RELEVANT PERSON") in whose favour that Indebtedness is incurred does not have any right to enforce its rights or remedies (including for any breach of any representation or warranty or obligation) against the Issuer or a Material Operating Subsidiary or against the Project Assets, in each case, except for the purpose of enforcing that Security Interest and only to the extent of the lesser of the value of the Project Assets encumbered by that Security Interest and the amount secured by that Security Interest; and

          (b)  the Relevant Person is not permitted or entitled:

               (i) except as and to the extent permitted in (a) above, to enforce any right or remedy against, or demand payment or repayment of any amount from the Issuer or the Material Operating Subsidiary (as applicable);

               (ii) except and to the extent permitted in (a) above, to take any proceedings against the Issuer or the Material Operating Subsidiary (as applicable);

               (iii) to apply to wind up, or prove in winding up of the Issuer or the Material Operating Subsidiary (as applicable); or

               (iv) to appoint an administrator or Controller in respect of the
                    Issuer or the Material Operating Subsidiary (as applicable),

          so that the Relevant Person's only right of recourse in respect of that Indebtedness or that Security Interest is to the Project Assets encumbered by that Security Interest.

          "SECURITY INTEREST" means any security for the payment of money or performance of obligations including a mortgage, charge, lien or pledge.

          "PERMITTED SECURITY INTEREST" means:

          (a) any Security Interest arising by operation of law in the ordinary course of business securing Taxes which are not yet in arrears and can subsequently be paid without penalty or which are Contested Taxes;

          (b) any mechanic's, workmen's or any like lien or right of set-off arising in the ordinary course of business, securing or otherwise relating to Indebtedness which is not yet overdue or which has been contested or litigated in good faith, where the aggregate amount of the Indebtedness in respect of all such liens and rights of set-off does not at any time exceed A$500,000;

          (c) any Security Interest in respect of deposits of money or property in an amount, or of a value, not exceeding A$1,000,000 in aggregate, by way of security for the performance of any statutory obligations arising in the ordinary course of business;

          (d) any other Security Interest approved in writing by an Extraordinary Resolution of MTN Holders and consented to by the Controlling Party.

          (e) any other Security Interest provided that an equivalent Security Interest is granted in favour of the MTN Holders;

          (f) any Security Interest created over a Project Asset acquired after the date of the MTN Deed Poll provided that it secures Non-Recourse Indebtedness incurred by the Issuer or the Material

               Operating Subsidiary (as applicable) for the acquisition or development of the Project Asset;

          (g) the fixed and floating charge dated 1 December 1996 (ASIC Charge No. 517872) granted by TXU Electricity in favour of Westpac Banking Corporation, subsequently transferred to Westpac Custodian Nominees Limited and subsequently transferred to National Australia Bank Limited provided that at no time does it secure any moneys, liabilities or other obligations; and

          (h) any right of set off in favour of NEMMCO or VENCorp over cash deposits, bank guarantees or similar instruments lodged by the Issuer or any Material Operating Subsidiary by way of compliance with prudential requirements arising under any law, code, rule, order, regulation, guideline or determination.

8    EVENTS OF DEFAULT

          Issuer Events of Default

     8.1 Each of the following is an Issuer Event of Default in relation to a Series of MTNs:

          (a) (PAYMENT): the Issuer or a Guarantor does not pay on time any amount due in respect of MTNs in the manner required and such failure continues for more than two Business Days;

          (b) (OTHER DEFAULTS): the Issuer or a Guarantor commits any breach of, or defaults in the due performance or observance of, any of its obligations or undertakings under the Transaction Documents (other than a breach or default described in Condition 8.1(a)) and the breach or default, if capable of remedy, continues unremedied for 30 days after the General Partner receives a notice from the Controlling Party or MTN Holders having at least 25% of the Outstanding Principal Amount of Outstanding MTNs in that Series of the breach or default or, where a specific period of grace is allowed in the Transaction Documents for that breach or default, the breach or default remains unremedied at the end of that grace period; or

          (c) (CROSS DEFAULT): any Indebtedness of a Partner or a Material Operating Subsidiary (other than any subordinated indebtedness) exceeding in aggregate A$10,000,000 (or its equivalent in another currency):

               (i) is not satisfied on time or at the end of any applicable period of grace; or

               (ii) becomes prematurely payable and is not discharged when due;
                    or

               (iii) is not discharged at maturity or when duly called; or

          (d) (EXECUTION AGAINST PROPERTY): execution of a court order or other legal right is levied and not stayed, withdrawn or satisfied within 10 Business Days of being made or a judgment is enforced or an order or Security Interest is enforced, or becomes enforceable, against any property of the Issuer or a Material Operating Subsidiary for an amount exceeding A$5,000,000 (or its equivalent in another currency); or

          (e) (INSOLVENCY EVENT): an Insolvency Event occurs in respect of the Issuer or a Material Operating Subsidiary; or

          (f) (CESSATION OF BUSINESS): the Issuer or a Material Operating Subsidiary stops payment generally, ceases to carry on its business or a material part of it, or threatens to do either of those things, except to effect a members voluntary winding up or to deregister, dissolve, reconstruct or amalgamate while solvent; or

          (g) (REDUCTION OF CAPITAL): the Issuer, a Guarantor or any Partner takes action to reduce its capital or passes a resolution referred to in section 254N of the Corporations Law, in either case without the prior written consent of MTN Holders pursuant to an Extraordinary Resolution; or

          (h) (SHARE BUY-BACK): the Issuer , or any Partner, without the prior written consent of the MTN Holders pursuant to an Extraordinary
               Resolution:

               (i) effects, or enters or attempts to enter into an agreement to effect, a buy-back of any of its shares other than an employee share scheme buy-back or an odd lot buy-back;

               (ii) passes a resolution under section 257C or section 257D of the Corporations Law, other than a resolution pursuant to an employee share scheme buy-back, or convenes a meeting to consider such a resolution; or

               (iii) applies to a court to convene any such meeting or to approve any such resolution or buy-back; or

          (i)  (INVALIDITY):

               (i) the Issuer or a Guarantor or a person on that party's behalf claims that a Transaction Document is wholly or partly void, voidable or unenforceable; or

               (ii) a Transaction Document or a material clause in a Transaction
                    Document is or becomes wholly or partly void, voidable or unenforceable, and, if that state of affairs is remediable, the Issuer or the Guarantor fails promptly to take all reasonable steps to remedy the relevant defect; or

          (j) (CHANGE OF CONTROL): TXU Corp. ceases for any reason to ultimately control the composition of the board of directors and to have management and operational control of each Partner and each Material Operating Subsidiary and this change of control causes the corporate credit rating of the Issuer to be downgraded from the rating prevailing immediately before the time the change of control is announced or takes effect; or

          (k) (CHANGE OF CONSTITUTION): without the prior written consent of the MTN Holders pursuant to an Ordinary Resolution, there is a change to the Partnership Deed which change has a Material Adverse Effect; or

          (l) (INVESTIGATION): a person is appointed under the Corporations Law or other companies and securities legislation to investigate any part of the affairs of the Issuer or a Material Operating

               Subsidiary and such appointment is, or is likely to have a Material Adverse Effect; or

          (m) (SEIZURE): all or any substantial part of the assets of the Issuer or a Material Operating Subsidiary are seized or otherwise appropriated by, or custody thereof is assumed by any Government Agency or the Issuer or a Material Operating Subsidiary is otherwise prevented from exercising normal control over all or a substantial part of its assets or loses any of the rights or privileges necessary to maintain its existence or to carry on its business, unless such seizure, appropriation, assumption of custody or execution ("EXERCISE OF Rights") has no, or is unlikely to have any, Material Adverse Effect; or

          (n) (REIMBURSEMENT AGREEMENT): any event of default pursuant to the Reimbursement Agreement occurs which is not waived by the Financial Guarantor in writing in accordance with the Reimbursement Agreement.

          Consequences of an Issuer Event of Default

     8.2 If any Issuer Event of Default occurs in relation to the MTNs of any Series or any of them, then:

          (a) if the Financial Guarantor is the Controlling Party, the Financial Guarantor may; or

          (b) if the Financial Guarantor is not the Controlling Party, the Guarantee Trustee shall if, and only if, so requested by a Majority of MTN Holders,

          by written notice to the Issuer (with a copy to the Registrar, the Programme Manager and the Financial Guarantor) declare the Early Termination Amount (together with all accrued interest (if any)) applicable to each MTN held by the relevant MTN Holders to be due and payable immediately or on such other date specified in the notice. Failure to give or any delay in giving notice to any of the Registrar, the Programme Manager or the Financial Guarantor does not affect the validity of a notice given to the Issuer.

     8.3 No MTN Holder may take any action against the Issuer to enforce its rights in respect of the MTNs otherwise than through the Guarantee Trustee unless the Guarantee Trustee, if then the Controlling Party either:

          (a) refuses to take action as a result of it not having received an indemnity under Condition 8.5(c); or

          (b) agrees to take action but fails to do so within a reasonable time and such failure is continuing.

     8.4 Notwithstanding anything in these MTN Terms and Conditions to the contrary upon the occurrence and continuance of an Issuer Event of Default, the Controlling Party will be entitled to control and direct the enforcement of all rights and remedies against the Issuer granted to the MTN Holders, including, without limitation: (i) the right to accelerate the principal of the MTNs, and (ii) the right to annul any declaration of acceleration. Whilst the Financial Guarantor is the Controlling Party neither the MTN Holders nor the Guarantee Trustee will have any rights to call for repayment of the MTNs following the occurrence of an Issuer Event of Default.

          Action by the Guarantee Trustee

     8.5  The Guarantee Trustee:

          (a) is under no obligation to monitor or make enquiries as to whether an Issuer Event of Default has occurred and will rely only on the direction of the Financial Guarantor (while it is the Controlling Party) or a Majority of MTN Holders (as the case may be) in determining:

               (i)  whether an Issuer Event of Default has occurred; and

               (ii) whether to declare the Early Termination Amount due and payable in accordance with Condition 8.2;

          (b) is not (in the absence of negligence or fraud) responsible to the Issuer or any other party for the consequences of any action it takes upon the instructions of the Financial Guarantor or, where the Financial Guarantor is no longer the Controlling Party, of a Majority of MTN Holders; and

          (c) will subject to Condition 8.4, take legal proceedings to enforce payment obligations of the Issuer under the MTNs provided that:

               (i) it has been requested to do so by the MTN Holders pursuant to an Extraordinary Resolution; and

               (ii) it is indemnified, and its fees are covered, to its
                    satisfaction in its absolute discretion.

          Subrogation of the Financial Guarantor

     8.6 The Financial Guarantor is, to the extent that it makes any payment to the Guarantee Trustee in respect of amounts due to an MTN Holder, subrogated to the rights of such MTN Holder, and the obligations of the Issuer to make payment to such MTN Holder remain outstanding until the liability of the Issuer to the Financial Guarantor is discharged.

          Notification of Issuer Event of Default

     8.7 If an Issuer Event of Default occurs, the Issuer must promptly after becoming aware of it notify the Financial Guarantor, the Guarantee Trustee, the Registrar and the Programme Manager of the occurrence of the Issuer Event of Default (specifying details of it) and, but only if the Guarantee Trustee is the Controlling Party, procure that the Guarantee Trustee promptly notifies MTN Holders of the occurrence of the Issuer Event of Default in accordance with these MTN Terms and Conditions.

          Financial Guarantor Event of Default

     8.8 A Financial Guarantor Event of Default occurs in relation to the MTNs of any Series if:

          (a) (PAYMENT DEFAULT) any amount guaranteed by the Financial Guarantor under the Financial Guarantee falls due for payment in accordance with the MTN Terms and Conditions but is unpaid by the Issuer and the Guarantor and is not paid by the Financial Guarantor by the date stipulated in the Financial Guarantee; or

          (b)  (INSOLVENCY) the Financial Guarantor:

               (i) files any petition or commences any case or proceeding under any provision or chapter of any Bankruptcy Law (as defined below);

               (ii) makes a general assignment for the benefit of its creditors;
                    or

               (iii) has a final and non-appealable order for relief entered against it under any Bankruptcy Law; or

          (c) (COURT APPOINTMENTS AND JUDGMENTS) a court of competent jurisdiction enters a final and non-appealable order, judgment or decree appointing any receiver, trustee, assignee, custodian, sequestrator, liquidator, administrator or similar official under any Bankruptcy Law (a "CUSTODIAN") for the Financial Guarantor or for all or any material portion of its property or authorising the taking of possession by a Custodian of the Financial Guarantor; or

          (d) (TRANSACTION VOID) an Authorised Officer of the Financial Guarantor disclaims, disaffirms, repudiates and/or challenges the validity of any of its obligations under the Financial Guarantee in writing, or seeks to do so.

          In this Condition 8.8, "Bankruptcy Law" means the insurance laws in force in the Financial Guarantor's place of incorporation and any applicable present or future federal or state bankruptcy, insolvency, re-organisation, moratorium, rehabilitation, liquidation, conservation, fraudulent conveyance or similar law, statute or regulation enacted in the United States for the relief of debtors.

          Consequences of a Financial Guarantor Event of Default

     8.9 A Financial Guarantor Event of Default will only result in the MTNs becoming repayable where an Issuer Event of Default has previously occurred.

          Notification of Financial Guarantor Event of Default

     8.10 If a Financial Guarantor Event of Default occurs, the Financial Guarantor must promptly after becoming aware of it notify the Issuer, the Programme Manager, the Guarantee Trustee and the Registrar of the occurrence of the Financial Guarantor Event of Default (specifying details of it).

     8.11 The Issuer, the Guarantors, the Registrar, the Guarantee Trustee and the Programme Manager are under no obligation to monitor or make enquiries as to whether a Financial Guarantor Event of Default has occurred, and will rely only on a notice from the Financial Guarantor or upon its actual knowledge in determining whether a Financial Guarantor Event of Default has occurred.

          Assignment of rights to the Financial Guarantor

     8.12 If:

          (a) the MTNs are lodged in the Austraclear System at the time that a payment of principal or interest is due pursuant to these MTN Terms and Conditions; and

          (b) the Financial Guarantor makes a payment to the Guarantee Trustee on behalf of an MTN Holder pursuant to the Financial Guarantee in respect of a defaulted payment of principal or interest on the MTNs, the rights of the MTN Holder to claim payment from the Issuer and the Guarantor of the amounts due in respect of the relevant defaulted payment, and otherwise in respect thereof, will be automatically assigned to the Financial Guarantor or its Nominee (as defined in the Financial Guarantee) upon and to the extent of receipt by the Guarantee Trustee of such payments from the Financial Guarantor.

     8.13 If:

          (b) the MTNs are not lodged in the Austraclear System at the time that a payment of interest is due pursuant to these MTN Terms and Conditions; and

          (c) the Financial Guarantor makes a payment to the Guarantee Trustee on behalf of an MTN Holder pursuant to the Financial Guarantee in respect of a defaulted payment of interest on the MTNs,

          the rights of the MTN Holder to claim payment from the Issuer and the Guarantor of the amounts due in respect of the relevant defaulted payment, and otherwise in respect thereof, will be automatically assigned to the Financial Guarantor or its Nominee (as defined in the Financial Guarantee) upon and to the extent of receipt by the Guarantee Trustee of such payments from the Financial Guarantor.

     8.14 If the MTNs are not lodged in the Austraclear System at the time a payment of principal is due pursuant to these MTN Terms and Conditions, the Guarantee Trustee, or the Paying Agent on its behalf, will only make a payment to an MTN Holder in respect of a defaulted payment of principal on the MTNs upon receipt by the Guarantee Trustee from the relevant MTN Holder of a transfer form in respect of those MTNs in favour of the Financial Guarantor or its nominee (as specified by the Financial Guarantor to the Guarantee Trustee on or prior to payment by the Financial Guarantor to the Guarantee Trustee pursuant to the Financial Guarantee). Each form must be accompanied by such evidence (if any) as the Financial Guarantor may require (whether from the records of the Registrar or otherwise) to prove the title of the transferor or the transferor's right to transfer the MTN and be signed by the transferor. Copies of transfer forms are available for collection by MTN Holders from the Guarantee Trustee.

9    PAYMENTS

          Record Date

     9.1 Payments to MTN Holders in respect of MTNs will be made according to the particulars recorded in the MTN Register at 5.00 pm (Sydney time) on the relevant Record Date.

          Joint holders

     9.2 When a MTN is held jointly, payment will be made to the holders in their joint names unless requested otherwise.

          Method of payments

     9.3  Payments in respect of each MTN will be made:

          (a) if the MTNs are in the Austraclear System, by crediting on the relevant Payment Date the amount then due to the account of the MTN Holder in accordance with the Austraclear Regulations; or

          (b) if the MTNs are not in the Austraclear System, by crediting on the Payment Date the amount then due to an account previously notified by the registered holder of the MTN to the Issuer and the Registrar. If the registered holder of the MTN has not notified the Issuer and the Registrar of such an account by close of business on the relevant Record Date or upon application by the registered holder of the MTN to the Issuer and the Registrar no later than close of business on the relevant Record Date, payments in respect of the relevant MTN will be made by cheque, mailed on the Business Day immediately preceding the relevant Interest Payment Date in the case of payments of interest or on the due date for redemption or repayment, in the case of payments of principal, at the MTN Holder's risk to the registered holder (or to the first named of joint registered holder) of such MTN at the address appearing in the MTN Register as at the Record Date, provided, however, that in no case, event or circumstance will such cheque be mailed to an address in the United States of America. Cheques to be despatched to the nominated address of an MTN Holder will in such cases be deemed to have been received by the MTN Holder on the relevant Payment Date and no further amount will be payable by the Issuer, the Guarantor or the Financial Guarantor in respect of the relevant MTN as a result of payment not being received by the MTN Holder on the due date.

          No payments to or within the United States of America

     9.4 Notwithstanding any other provision of these MTN Terms and Conditions, in no case, event or circumstance may any amounts of interest, accrued interest or other gains be paid or payable within the United States of America or its possessions, nor may any cheques, drafts or similar instruments representing such interest accrued interest or gains be mailed to any address in the United States of America or its possessions, nor may any amounts representing such interest, accrued interest or gains be credited to a bank account in the United States of America or its possessions.

          Business Days

     9.5 All payments must be made in accordance with the Applicable Business Day Convention.

          Payment subject to fiscal laws

     9.6 Payments (whether in respect of principal, redemption amount, interest or otherwise) in respect of the MTNs are subject in all cases to applicable provisions of fiscal and other laws, regulations and directives.

          Taxation

     9.7 Unless this Condition 9.7 is specified in the Pricing Supplement as not being applicable, all payments (whether in respect of principal redemption amount, interest or otherwise) in respect of the MTNs will be made without set-off or counterclaim and free and clear of, and without deduction of or withholding on account of any taxes, levies, duties, charges, deductions or withholding of any nature (together,

          "TAXES") now or hereafter imposed, levied, collected, withheld or assessed in or on behalf of the Commonwealth of Australia or any political subdivision therein or thereof unless such withholding or deduction is required by law. In that event the Issuer will pay such additional amounts ("ADDITIONAL AMOUNTS") as may be necessary in order that the net amount received by the MTN Holders after such withholding or deduction equals the respective amounts which would otherwise have been receivable in respect of the MTNs in the absence of such withholding or deduction, except that no Additional Amounts are payable in relation to any payments in respect of any MTN:

          (a) to, or to a third party on behalf of, an MTN Holder who is liable to such Taxes in respect of such MTN by reason of his having some connection with the Commonwealth of Australia or any political subdivision therein or thereof other than the mere holding of such MTN or receipt of payment (whether in respect of principal, redemption amount, interest or otherwise) in respect thereof;

          (b) to, or to a third party on behalf of, an MTN Holder who could lawfully avoid (but has not so avoided) such deduction or withholding by complying or procuring that any third party complies with any statutory requirements or by making or procuring that any third party makes a declaration of non-residence or similar cause for exemption to any tax authority in the place where payment under the MTN is made;

          (c) presented for payment more than 30 days after the Relevant Date except to the extent that an MTN Holder would have been entitled to Additional Amounts on presenting the same for payment on the last day of the period of 30 days assuming, whether or not such is in fact the case, that day to have been a Business Day;

          (d) to, or to a third party on behalf of, an MTN Holder who is liable to the Taxes in respect of the MTN by reason of the MTN Holder being an associate of the Issuer within the meaning of section 128F(9) of the Tax Act; or

          (e) to, or to a third party on behalf of an Australian resident MTN Holder, if that person has not supplied an appropriate tax file number or exemption details.

          (f) in such other circumstances as may be specified in the Pricing Supplement.

          Currency indemnity

     9.12 The Issuer waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due. However, if an MTN Holder receives an amount in a currency other than that in which it is due:

          (a) it may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual Costs in connection with the conversion; and

          (b) the Issuer satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the Costs of the conversion.

10   FURTHER ISSUES

          The Issuer may from time to time, without the consent of any MTN Holder, issue further MTNs having the same terms and conditions as the MTNs of any Series in all respects (or in all respects except for the first payment of interest, if any, on them and/or their denomination) so as to form a single Series with the MTNs of that Series.

11   TIME LIMIT FOR CLAIMS

          A claim against the Issuer for a payment under an MTN is void unless such claim is made within 10 years (in the case of principal and redemption amount) and 5 years (in the case of interest and other amounts) from the Relevant Date of payment.

12   NOTICES

          To the Issuer, the Guarantors, the Financial Guarantor, the Guarantee Trustee, the Programme Manager, the Registrar and the Paying Agent

     12.1 A notice or other communication in connection with an MTN to the Issuer, the Guarantors, the Programme Manager, the Financial Guarantor, the Registrar, the Guarantee Trustee or the Paying Agent must be in writing and may be given by prepaid post or delivery to the address of the addressee or by facsimile to the facsimile number of the addressee specified:

          (a)  in the Information Memorandum; or

          (b) as otherwise agreed between those parties from time to time and notified to the MTN Holders.

          To MTN Holders

     12.2 A notice or other communication in connection with an MTN to the MTN Holders must be in writing and may be given by:

          (a) an advertisement published in The Australian Financial Review or any other newspaper or newspapers circulating in Australia generally; or

          (b) if an additional or alternate newspaper is specified in the Pricing Supplement, that newspaper; or

          (c) in relation to MTNs only, prepaid post (airmail if posted to or from a place outside Australia) or delivery to the address of each MTN Holder or any relevant MTN Holder as shown in the MTN Register at the close of business three Business Days prior to the dispatch of the relevant notice or communication, provided that in relation to MTNs which are entered in the Austraclear System, notice to MTN Holders will not be effective unless such notice has been given in accordance with Condition 12.2(c).

          Effective on receipt

     12.3 Unless a later time is specified in it a notice, approval, consent or other communication takes effect from the time it is received, except that if it is received after 5.00pm in the place of receipt or on a day that is not a Business Day in that place, it is to be taken to be received at 9.00am on the next succeeding Business Day in that place.

          Proof of receipt

     12.4 Subject to Condition 12.3, proof of posting of a letter or of dispatch of a facsimile or of publication of a notice is proof of receipt:

          (a) in the case of a letter, on the third (seventh, if outside Australia) day after posting; and

          (b) in the case of a facsimile, on receipt by the sender of a successful transmission report; and

          (c)  in the case of publication, on the date of such publication.

13   MEETINGS OF MTN HOLDERS

     Meetings of MTN Holders may be convened in accordance with the Meeting Provisions. Any such meeting may consider any matters affecting the interests of MTN Holders, including, without limitation, the variation of the terms of the MTNs by the Issuer and the granting of approvals, consents and waivers, and the declaration of an Issuer Event of Default or a Financial Guarantor Event of Default.

14   AMENDMENTS

          To cure ambiguities

     14.1 The MTN Terms and Conditions and the form of the Pricing Supplement may be amended by the Issuer and the Guarantee may be amended by the Guarantors (in each case, after consultation with the Programme Manager), without the consent of any MTN Holder for the purposes of curing any ambiguity, or correcting or supplementing any defective or inconsistent provisions therein provided that such amendment does not adversely affect the interests of the MTN Holders.

          Approval by MTN Holders

     14.2 The Terms and Conditions, Pricing Supplement and Registry Services Agreement may otherwise be varied by the Issuer and the Guarantee by the Guarantors, in each case with the approval of the MTN Holders by Extraordinary Resolution. No other variation to the Terms and Conditions has effect in relation to the MTN Holders who hold MTNs at the date of any amending deed, unless they otherwise agree in writing. A variation will take effect in relation to all subsequent MTN Holders. A variation which affects only a particular Series or Tranche of MTNs may be approved solely by the MTN Holders of such Series or Tranche.

15   CONSENT OF THE FINANCIAL GUARANTOR

     15.1 While the Financial Guarantor is the Controlling Party and for a period of six months after the Financial Guarantor ceases to be the Controlling Party, any provision of any Transaction Documents which expressly recognises or grants rights to the Financial Guarantor may not be amended in any manner which affects the rights of the Financial Guarantor without the prior written consent of the Financial Guarantor.

     15.2 While the Financial Guarantor is the Controlling Party and for a period of six months after the Financial Guarantor ceases to be the Controlling Party, the consent or approval of Financial Guarantor is required (in addition to any consent required from MTN Holders) for:

          (a) execution and delivery of any amendment, supplement or change to or modification of any Transaction Document;

          (b) termination of the appointment of the Guarantee Trustee or the Paying Agent and the appointment of any successor Guarantee Trustee or Paying Agent; and

          (c) any action, waiver, consent, approval, matter or thing not covered by Condition 15.2(a) or (b) which requires the consent of MTN Holders.

16   REGISTRAR

          Role of the Registrar

     16.1 In acting under the Registry Services Agreement in connection with the MTNs, the Registrar acts solely as agent of the Issuer and does not assume any obligations towards or relationship of agency or trust for or with any of the MTN Holders save insofar as any funds received by the Registrar in accordance with the Registry Services Agreement shall, pending their application in accordance with the Registry Services Agreement, be held by it in a segregated account which shall be held on trust for the persons entitled thereto.

          Change of Registrar

     16.2 The Issuer reserves the right at any time to terminate the appointment of the Registrar in accordance with the Registry Services Agreement and to appoint a successor or additional registrars, provided, however, that the Issuer must at all times maintain the appointment of a registrar with its specified office in Australia. Notice of any such termination of appointment will be given to the MTN Holders in accordance with Condition 12.

          Appointment of replacement Registrar

     16.3 If the then current Registrar ceases to be Registrar (whether as a result of termination under Condition 16.2, resignation as a result of the MTNs ceasing to be lodged in the Clearing System or otherwise), the Issuer must ensure that a replacement Registrar is appointed with effect from the relevant date.

17   CALCULATION AGENT

          The Calculation Agent and its initial specified office is as set out in the relevant Pricing Supplement for the MTNs issued by the Issuer. The Issuer reserves the right at any time to terminate the appointment of the Calculation Agent or to appoint additional or other Calculation Agents, provided that it will ensure that at all times for so long as any MTNs are outstanding the Calculation Agent acts in respect of MTNs for which these Conditions require a Calculation Agent to make calculations.

18   NO BENEFIT

          Nothing in these MTN Terms and Conditions, express or implied, is intended or will be construed to confer upon, or to give or grant to, any person or entity, other than the Issuer, the Guarantors, the Financial Guarantor, the Guarantee Trustee, the Paying Agent, and the MTN Holders any right, remedy or claim under or by reason of these MTN Terms and Conditions or any covenant, condition or stipulation set out in these MTN Terms and Conditions, and all covenants, stipulations, promises and agreements in these MTN Terms and Conditions contained by and on behalf of the Issuer shall be for the sole and exclusive benefit of the Issuer, the Guarantors, the Financial Guarantor, the Guarantee Trustee, the Paying Agent and the MTN Holders.

19   GOVERNING LAW AND JURISDICTION

          Governing law

     19.1 The MTNs are governed by the law in force in the State of New South Wales.

          Jurisdiction

     19.2 The Issuer irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New South Wales and courts of appeal from them.

          Agent for service of process

     19.3 Without preventing any method of service, any document in a court action may be served on the Issuer by being delivered to or left at the Issuer's registered office, currently located at Level 17, 452 Flinders Street, Melbourne, Victoria 3000.

--------------------------------------------------------------------------------
SCHEDULE 2     MEETINGS PROVISIONS
--------------------------------------------------------------------------------
The following are the Meetings Provisions which are applicable to the convening of meetings of MTN Holders and the passing of resolutions by them.

     INTERPRETATION

1    (a)  Expressions and terms having a defined meaning in the MTN Terms and Conditions have the same meaning when used in these provisions and the following words have these meanings in these provisions unless the contrary intention appears:

          DEALER means a person appointed by the Issuer to act as a dealer in relation to MTNs.

          EXTRAORDINARY RESOLUTION means:

          (i) a resolution passed at a Meeting by a majority of at least 75% of the votes cast; or

          (ii) a resolution made in writing by MTN Holders in accordance with paragraph 24(b).

          FORM OF PROXY means a notice in writing in the usual or common form and available from the Registrar.

          MEETING is deemed to include:

          (i) if there is only one MTN Holder, the attendance of that person or its Proxy on the day and at the place and time specified in accordance with these provisions;

          (ii) the presence of persons physically, by conference telephone call or by video conference; and

          (iii) (other than in paragraphs 7, 8, 12 and 14) any adjourned meeting.

          ORDINARY RESOLUTION means:

          (i) a resolution passed at a Meeting by a clear majority of the votes cast; or

          (ii) a resolution made in writing by MTN Holders in accordance with paragraph 24(a).

          PROXY means a person so appointed pursuant to a Form of Proxy.

          NOTIFICATION DATE means the date stated in the copies of a resolution to be made in writing sent for that purpose to MTN Holders, which must be no later than the date on which such resolution is first notified to MTN Holders in the manner provided in the MTN Terms and Conditions.

          SPECIAL QUORUM RESOLUTION means an Extraordinary Resolution for the purpose referred to in paragraph 27(a), (b), (h), (i), (j) or (k), any amendment of this definition or the provisions of the table in paragraph 10 expressed to relate to a "Special Quorum Resolution".

          MTN TERMS AND CONDITIONS means the terms and conditions applicable to the MTNs.

          (b) If there is only one MTN Holder of MTNs of a Series that person must be treated as two persons for the purposes of any quorum requirements of a Meeting.

          (c) References to a Meeting are to a Meeting of MTN Holders of a single Series of MTNs and references to "MTNs" and to "MTN Holders" are to the MTNs of the Series in respect of which a Meeting has been, or is to be, called and to the MTN Holders of those MTNs, respectively.

          (d) The time and date for determining the identity of an MTN Holder who may be counted for the purposes of determining a quorum or attend, speak and vote at a Meeting (including any adjourned Meeting) or sign a resolution made in writing is at the close of business in the place where the MTN Register is kept 7 days prior to the date of the Meeting or, for a resolution made in writing, the Notification Date.

          (e) References to persons representing a proportion of the MTNs are to MTN Holders or Proxies holding or representing in aggregate at least that proportion in principal amount of the MTNs for the time being outstanding.

          (f) In determining whether the provisions relating to quorum, meeting and voting procedures are complied with, any MTNs held in the name of the Issuer or the Financial Guarantor or any of their respective associates or Subsidiaries shall be disregarded.

          PROXIES

2         An MTN Holder may by a Form of Proxy:

          (a)  in the case of an individual, signed by the MTN Holder; or

          (b) in the case of a corporation incorporated within the Commonwealth of Australia, executed under its common seal, executed in accordance with Section 127(1) of the Corporations Law or signed on its behalf by its duly appointed attorney or a person authorised under section 250D of the Corporations Law to act as the corporation's representative at the Meeting; or

          (c) in the case of a corporation incorporated outside the Commonwealth of Australia, duly executed in accordance with all applicable laws,

          appoint a Proxy to attend and act on that MTN Holder's behalf in connection with any Meeting or proposed meeting of the MTN Holders.

3 Forms of Proxy are valid for so long as the MTNs to which they relate are registered in the name of the appointor but not otherwise. Despite any other paragraph of these provisions and during the validity of a Form of Proxy, the Proxy is, for all purposes in connection with any Meeting of MTN Holders, deemed to be the MTN Holder of the MTNs to which that Form of Proxy relates.

4         A person appointed as Proxy in any Form of Proxy:

          (a)  need not be an MTN Holder; and

          (b) may be an officer, employee, representative of or otherwise connected with the Issuer.

5 Each Form of Proxy, the power of attorney or other authority (if any) under which it is signed, or a copy of such power or authority certified in such manner as the Registrar may require, must be deposited at the office of the Registrar specified in the Form of Proxy not less than 48 hours before the time appointed for holding the Meeting to which the Form of Proxy relates, failing which the Form of Proxy may not be treated as valid unless the chairman of the Meeting decides otherwise before the Meeting or adjourned Meeting proceeds to business.

6 Any vote given in accordance with the terms of a Form of Proxy will be valid despite the previous revocation or amendment of the Form of Proxy or of any instructions of the MTN Holder pursuant to which it was executed, unless notice in writing of such revocation or amendment is received from the MTN Holder who has executed such Form of Proxy at the principal office of the Issuer not less than 24 hours before the commencement of the Meeting or adjourned Meeting at which the Form of Proxy is used.

          CONVENING MEETINGS

7         A Meeting of the MTN Holders:

          (a) may be convened at any time by the Issuer, Financial Guarantor or the Registrar at the place and time appointed by the convenor; and

          (b) must be convened by the Registrar at a place and time appointed by it:

               (i)  if requested to do so by the Issuer; or

               (ii) if requested to do so by MTN Holders of MTNs representing in the aggregate at least 10% of the aggregate Outstanding Principal Amount of the Outstanding MTNs.

          NOTICE OF MEETING

8 Unless otherwise agreed in writing by each MTN Holder, at least 21 days notice (exclusive of the day on which the notice is given and of the day on which the Meeting is held) specifying the day, time and place of the Meeting must be given to the MTN Holders and, if not given by the Registrar, copied to the Registrar or, if not given by the Issuer, copied to the Issuer or if not given by the Financial Guarantor, copied to the Financial Guarantor. Such notice must be given in the manner provided in the Terms and Conditions, must state generally the nature of the business to be transacted at the Meeting but (except for an Extraordinary Resolution) need not specify the terms of the resolutions to be proposed and must include statements to the effect that Proxies may be appointed until 48 hours before the time fixed for the Meeting but not after that time. The accidental omission to give notice to, or the non-receipt of notice by, any MTN Holder does not invalidate the proceedings at any Meeting.

          CHAIRMAN

9 A person (who may, but need not, be an MTN Holder) nominated in writing by the convenor of the Meeting must take the chair at every such Meeting but if no such nomination is made or if at any Meeting the person nominated is not present within 15 minutes after the time appointed for the holding of such Meeting or is unable or unwilling to chair the Meeting the person or persons present being MTN Holders or Proxies must choose one of their number to be chairman. The chairman of an adjourned Meeting need not be the same person as was the chairman of the Meeting from which the adjournment took place.

          QUORUM

10 At any Meeting any person or persons present being an MTN Holder or Proxy form a quorum only if they represent the proportion of the Outstanding Principal Amount of the MTNs shown in the table below.

          ------------------------ ----------------------- ---------------------
                  COLUMN 1                 COLUMN 2               COLUMN 3
          ------------------------ ----------------------- ---------------------
          Purpose of Meeting       Any Meeting except one   Meeting previously
                                   referred to in Column 3  adjourned because of
                                                            lack of quorum
          ------------------------ ----------------------- ---------------------
                                   Required proportion      Required proportion
          ------------------------ ----------------------- ---------------------
          To pass a Special Quorum           75%                    25%
          Resolution
          ------------------------ ----------------------- ---------------------
          To pass any other                  50%           No minimum proportion
          Extraordinary Resolution
          ------------------------ ----------------------- ---------------------
          To pass any Ordinary               10%           No minimum proportion
          Resolution
          ------------------------ ----------------------- ---------------------

11 No business (other than the choosing of a chairman) may be transacted at any Meeting unless the requisite quorum is present at the commencement of the relevant business.

          ADJOURNMENT

12 If within 15 minutes from the time appointed for any Meeting a quorum is not present for the transaction of any particular business then, subject and without prejudice to the transaction of the business (if any) for which a quorum is present, the Meeting will, if convened on the requisition of MTN Holders, be dissolved. In any other case it will stand adjourned until such date, being not less than 14 days nor more than 42 days (in each case exclusive of the day on which the Meeting is held and the day on which the adjourned Meeting is to be held) and to such time and place as the chairman appoints.

13 If within 15 minutes from the time appointed for any adjourned Meeting a quorum is not present for the transaction of any particular business then, subject and without prejudice to the transaction of the business (if any) for which a quorum is present, the chairman may dissolve such Meeting.

14 If the meeting is not dissolved in accordance with paragraph 13, the chairman may with the consent of (and must if directed by) any Meeting adjourn the Meeting from time to time and from place to place. Only business which might validly (but for the lack of required quorum) have been transacted at the original Meeting may be transacted at such adjourned Meeting.

          NOTICE OF ADJOURNED MEETING

15 Unless otherwise agreed in writing by each MTN Holder, at least 10 days' notice (exclusive of the day on which the notice is given and of the day on which the adjourned Meeting is to be held) of any Meeting adjourned because of lack of a quorum must be given in the same manner as the notice of the original Meeting and such notice must state the quorum required at such adjourned Meeting but need not contain any further information.

          ATTENDEES

16 The Issuer, the Registrar, the Financial Guarantor, the Dealers and the MTN Holders (through their respective representatives and Proxies) and their respective financial and legal advisers are entitled to attend and speak at any Meeting of MTN Holders. Otherwise, no person may, except for the chairman, attend or speak at any Meeting of MTN Holders.

          VOTING AND POLLS

17 Every question submitted to a Meeting will be decided in the first instance by a show of hands and in the case of equality of votes the chairman has, both on a show of hands and on a poll, a casting vote in addition to the vote or votes (if any) to which the chairman may be entitled as an MTN Holder.

18 At any Meeting, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman, the Issuer or by one or more persons holding or representing at least 2% of the aggregate Outstanding Principal Amount of the Outstanding MTNs, a declaration by the chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority is conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

19 If at any Meeting a poll is so demanded, it must be taken in such manner and (subject to paragraph 20) either at once or after such an adjournment as the chairman directs. The result of such poll is deemed to be the resolution of the Meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll does not prevent the continuance of the Meeting for the transaction of any business other than the question on which the poll has been demanded.

20 Any poll demanded at any Meeting on the election of a chairman or on any question of adjournment must be taken at the Meeting without adjournment.

          VOTING ENTITLEMENTS

21 An MTN Holder or, in the case of an MTN registered as being held jointly, the person whose name appears first on the MTN Register as one of the holders of the MTN is entitled to vote in respect of the MTN either in person or by Proxy.

22        Subject to paragraphs 17 and 21, at any Meeting:

          (a) on a show of hands every person who is present and is an MTN Holder or a Proxy has one vote; and

          (b) on a poll every person who is present and is an MTN Holder or a Proxy has one vote in respect of each principal amount equal to the denomination of the MTNs of the Series in respect of which the Meeting is being held of MTNs which are registered in that person's name or in respect of which that person is a Proxy.

23 Without affecting the obligations of the Proxies named in any Form of Proxy, any person entitled to more than one vote need not use all votes (or cast all the votes) to which that person is entitled in the same way.

          PASSING RESOLUTIONS IN WRITING

24        A resolution is passed:

          (a) if it is an Ordinary Resolution, where within one month from the Notification Date, MTN Holders representing more than 50% of the aggregate Outstanding Principal Amount of Outstanding MTNs as at the Notification Date have signed the resolution; or

          (b) if it is an Extraordinary Resolution, where within one month from the Notification Date stated in the copies of the resolution sent for that purpose to MTN Holders, MTN Holders representing at least 75% of the aggregate Outstanding Principal Amount of Outstanding MTNs as at the Notification Date have signed the resolution, and any such resolution is deemed to have been passed on the date on which the last MTN Holder whose signature on the resolution caused it to be so passed signed it (as evidenced on its face).

25 The accidental omission to give a copy of the resolution to, or the non-receipt of such a copy by, any MTN Holder does not invalidate a resolution in writing made pursuant to paragraph 24.

26 A resolution in writing signed by MTN Holders may be contained in one document or in several documents in like form each signed by one or more MTN Holders.

          USE OF EXTRAORDINARY RESOLUTION

27 The MTN Holders have, in addition to the powers set out above but without affecting any powers of any other person, the following powers exercisable only by Extraordinary Resolution subject to the provisions relating to quorum in paragraph 10:

          (a) to sanction any proposal by the Issuer or the Guarantors for any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the MTN Holders against the Issuer or the Guarantors, as the case may be, whether such rights arise under the MTNs, the Guarantee or otherwise;

          (b) to sanction the exchange or substitution for the MTNs of, or the conversion of the MTNs into, other obligations or securities of the Issuer or any other body corporate formed or to be formed;

          (c) to assent to any modification of the provisions of the Credit Wrapped MTN Deed Poll or the MTNs proposed by the Issuer or any MTN Holder;

          (d) to waive or authorise any breach or proposed breach by the Issuer of any of its obligations under the Credit Wrapped MTN Deed Poll or the MTNs;

          (e) to authorise any person to concur in and do anything necessary to carry out and give effect to an Extraordinary Resolution;

          (f) to give any authority, direction or sanction which is required to be given by Extraordinary Resolution;

          (g) to appoint any persons (whether MTN Holders or not) as a committee or committees to represent the interests of the MTN Holders and to confer upon such committee or committees any powers or discretions which the MTN Holders could themselves exercise by Extraordinary Resolution;

          (h) to approve any amendment of the dates of maturity or redemption of the MTNs or any date on which a payment of principal or interest is due on the MTNs;

          (i) to approve any reduction or cancellation of an amount payable or, where applicable, modification of the method of calculating the amount payable or modification of the date of payment in respect of the MTNs (other than where such reduction, cancellation or modification is provided for in the Conditions or where such modification is bound to result in an increase in the amount payable);

          (j) to approve the alteration of the currency in which payments in respect of the MTNs are made;

          (k) to approve the alteration of the majority required to pass an Extraordinary Resolution;

          (l) to approve the substitution of any person for the Financial Guarantor as guarantor under the Financial Guarantee; and

          (m) to approve the modification of any provision of the Financial Guarantee.

          USE OF ORDINARY RESOLUTION

28 The MTN Holders have the power exercisable by Ordinary Resolution to do anything for which an Extraordinary Resolution is not required.

          EFFECT AND NOTICE OF RESOLUTION

29 A resolution passed at a Meeting of MTN Holders duly convened and held (or passed by those MTN Holders in writing pursuant to paragraph 24) in accordance with these provisions is binding on all MTN Holders, whether present or not present and whether or not voting at the Meeting (or signing or not signing the written resolution), and each MTN Holder is bound to give effect to it accordingly. The passing of any such resolution is conclusive evidence that the circumstances of such resolution justify its passing.

30 The Issuer must give notice to the MTN Holders, the Financial Guarantor and the Guarantee Trustee of the result of the voting on a resolution within 14 days of such result being known but failure to do so will not invalidate the resolution. Such notice to MTN Holders, the Financial Guarantor and the Guarantee Trustee must be given in the manner provided in the Terms and Conditions.

          MINUTES

31 Minutes of all resolutions and proceedings at every Meeting (or resolutions otherwise passed in accordance with these provisions) must be duly entered by the Registrar (failing which the Issuer) in minute books to be kept for that purpose by the Registrar (or the Issuer as the case may be) and any such minutes, if purported to be signed by the chairman of the Meeting at which such resolutions were passed or proceedings transacted or by the chairman of the next succeeding

          Meeting of MTN Holders (or, where the resolution is passed otherwise than at a Meeting, if purporting to be signed by a director or secretary of the Registrar or Issuer as the case may be), are conclusive evidence of the matters contained in them. Until the contrary is proved, every Meeting (and every resolution passed in writing) in respect of which minutes have been so made and signed is deemed to have been duly convened and held (or copies of the proposed written resolution duly sent) and all resolutions passed or proceedings transacted at that Meeting are deemed to have been duly passed and transacted (or, where a resolution is passed in writing, such resolution is deemed to have been duly passed).

          FURTHER PROCEDURES

32 The Issuer (with the approval of the Programme Manager and the Registrar) may prescribe such further regulations for the holding of, attendance and voting at Meetings as are necessary or desirable and do not adversely affect the interests of the MTN Holders.

          MTNS OF MORE THAN ONE SERIES

33 Whenever there are MTNs outstanding which do not form one single Series then these provisions have effect subject to the following:

          (a) a resolution which affects one Series only of MTNs is deemed to have been duly passed if passed at a Meeting of the MTN Holders of that Series (or, subject to paragraph 33(d), pursuant to paragraph 24);

          (b) a resolution which affects more than one Series of MTNs but does not give rise to a conflict of interest between the MTN Holders of any of the Series so affected is deemed to have been duly passed if passed at a single Meeting of the MTN Holders of all Series so affected (or, subject to paragraph 33(d), pursuant to paragraph 24);

          (c) a resolution which affects more than one Series of MTNs and gives or may give rise to a conflict of interest between the MTN Holders of any of the Series so affected is deemed to have been duly passed if passed at separate Meetings of the MTN Holders of each Series so affected (or, subject to paragraph 33(d), pursuant to paragraph 24);

          (d)  in respect of a Meeting referred to in paragraphs 33(a), (b) and
               (c), these provisions apply with the necessary modifications as though references in them to MTNs and MTN Holders were references to MTNs of the Series in question and to the MTN Holders of the MTNs of such Series, respectively; and

          (e) references to the "Registrar" in these Meetings Provisions means the Registrar of each of the relevant Series acting jointly.

34 The Issuer may rely on, and the MTN Holders and the Registrar are bound by, a legal opinion from a leading law firm in the Commonwealth of Australia to the effect that a resolution affects one Series only or, if it affects more than one Series of MTNs, does not give rise to a conflict of interest, for the purposes of determining the Meeting or Meetings which need to be held for the purposes of paragraph 33.

--------------------------------------------------------------------------------
EXECUTION PAGE
--------------------------------------------------------------------------------
SIGNED SEALED AND DELIVERED                  )
by                                           )
for TXU AUSTRALIA HOLDINGS (PARTNERSHIP)     )
LIMITED PARTNERSHIP by being signed sealed   )
and delivered by an attorney for TXU         )
AUSTRALIA HOLDINGS (AGP) PTY LTD, the        )
general partner of the TXU Australia         )
Holdings (Partnership) Limited Partnership   )
under power of attorney dated                )
                                             )
in the presence of:                          )
                                             )
 ........................................     )
Signature of witness                         )
                                             )
 ........................................     )
Name of witness (block letters)              )
                                             )
 ........................................     )
Address of witness                           )    ........................................
                                             )    By executing this deed the attorney
 ........................................     )    states that the attorney has received
Occupation of witness                        )    no notice of revocation of the power of
                                             )    attorney

                 ---------------------------------------------
                 DATED             11 SEPTEMBER           2000




                          CREDIT WRAPPED MTN DEED POLL


                      TXU AUSTRALIA HOLDINGS (PARTNERSHIP)
                               LIMITED PARTNERSHIP
                                    (ISSUER)



                      -------------------------------------
                        IN RELATION TO THE UNSECURED NOTE
                                  PROGRAMME OF
                      TXU AUSTRALIA HOLDINGS (PARTNERSHIP)
                               LIMITED PARTNERSHIP
                      -------------------------------------





                            MALLESONS STEPHEN JAQUES
                                   Solicitors
                                     Rialto
                               525 Collins Street
                               Melbourne Vic 3000
                           Telephone (61 3) 9643 4000
                              Fax (61 3) 9643 5999
                                DX 101 Melbourne

--------------------------------------------------------------------------------
CONTENTS       CREDIT WRAPPED MTN DEED POLL
--------------------------------------------------------------------------------

               1    INTERPRETATION                                            1

               2    THE MTNS2

                    Creation of MTNs                                          2
                    Undertaking to pay                                        2
                    Appointment of Registrar                                  2
                    Description of the MTNs                                   2

               3    RIGHTS AND OBLIGATIONS OF MTN HOLDERS                     2

                    Benefit and entitlement                                   2
                    Rights independent                                        2
                    MTN Holders bound                                         2
                    Directions to hold Credit Wrapped MTN Deed Poll           3

               4    GOVERNING LAW                                             3

               SCHEDULE 1  TERMS AND CONDITIONS OF THE CREDIT WRAPPED MTNS    4

               SCHEDULE 2  MEETINGS PROVISIONS                               38